Exhibit 10.03

AGREEMENT

This Agreement is effective as of Nov 01, 2007 by and between Omnitek Engineering, Corp. (hereinafter "OMNITEK”); and Omnitek Engineering Thailand Co. Ltd. (hereinafter " OMNITEK THAILAND" or “REPRESENTATIVE”), collectively the “PARTIES”.

Both parties agree that the following has been read and agreed to accordingly.

1.

Objective

The parties to this Agreement desire to enter into a business relationship. The business can be categorized as “EXCLUSIVE REPRESENTATIVE for Omnitek Natural Gas Technologies and CNG Engines”, except as outlined below (Capital Contribution). This Agreement combines a non-disclosure, a non-competition, and a non- circumvention agreement. Both intend to engage in substantive discussions and sharing of confidential information regarding certain new and useful business opportunities, trade secrets, business entity formation and structuring, and tax planning.

Capital Contribution

It is resolved that in consideration for the capital contribution of Omnitek Engineering, Inc. consisting of,

a.)

OMNITEK hereby grants to REPRESENTATIVE a non-exclusive license to use the name and logo “Omnitek” for REPRESENTATIVE’S activities in Thailand, which license shall be, nontransferable and without any obligation to pay royalties or other fees, and

b.)

OMNITEK contributes all of its existing contacts and customer lists in Thailand and shall grant to OMNITEK THAILAND a non-exclusive license free of charge to the Technology and know-how to its compressed natural gas technology for use in Thailand, and

c.)

OMNITEK appoints OMNITEK THAILAND “Exclusive Representative” for CNG conversion kits and CNG parts. Not withstanding forgoing, this excludes CGT Co. Ltd. Furthermore, Omnitek may elect to continue to sell its products to its existing customers in the Territory for a period of 12 month, and

d.)

OMNITEK appoints OMNITEK THAILAND as Non-Exclusive Representative for Omnitek CNG Engines,

REPRESENTATIVE hereby agrees to issue a 15% ownership interest in OMNITEK THAILAND to OMNITEK. As a result thereof immediately after the share distribution ownership in OMNITEK THAILAND will be as follows:

Seatran Group 40%

Warawan 20%

Omnitek Engineering, Corp. 15%

Min Zaw 15%

Ngwe Nyut 5%

Kim Maung Cho 5%

Management and Duties

OMNITEK, its Management, Officers, or Employees will not be involved in the day-to-day operations of OMNITEK THAILAND. OMNITEK only supplies technical support when required.

Sales Target

In order for OMNITEK THAILAND to retain the status of EXCLUSIVE REPRESENTATIVE, OMNITEK THAILAND must buy products from OMNITEK valued at least $ 500,000 in the first 24 month.

Term

This Agreement shall, by mutual consent of the parties, remain in force and affect for a period of Five (5) years from the date signed and executed by all parties, with the effective date being the date on which the final signature is affixed hereto. If no notice of cancellation is given this Agreement shall automatically renew for additional terms of 5 years or until terminated.

2.

Products and Territory

Omnitek has agreed to appoint REPRESENTATIVE as follows for the Thailand Market “Territory”: CNG conversion kits, CNG parts and Omnitek CNG Engines are collectively referred to as “Products”

3.

Parties Responsibilities

3.1

REPRESENTATIVE shall maintain in the Territory sufficient inventory of parts in order to support/boost the Omnitek market in Thailand.

3.2

Term of payment is on a case-by-case basis.

3.3

Service support: OMNITEK shall support REPRESENTATIVE with skilled engineering if requested. 3.4 Engine demo units: OMNITEK will supply engines as demonstration/show units to the local showroom based on following conditions:

3.4.1

Payments for such demonstration units are due when engines are sold.

3.4.2

OMNITEK shall supply new engines to replace such sold demonstration engines under the same terms.

3.4.3

Payment for regular engine orders shall be prior to shipping or with LC.

3.5

Pricing: OMNITEK shall support REPRESENTATIVE as per following aspects:

3.5.1

Prices to REPRESENTATIVE shall be in no case higher then to other customers in the Territory.

3.5.2

Parts price shall be fixed and only adjust once every 12-month period, or with sufficient notice. Existing orders will not adjust.

3.5.3

Support special pricing and/or terms for certain customers of REPRESENTATIVE on case -by-case basis.

3.5.4

Payment for part orders shall be prior to shipping or with LC.

3.6

Delivery time : OMNITEK shall support REPRESENTATIVE in term of delivery time as follows:

3.6.1

Delivery of parts shall be within 4 weeks from the order date or best effort.

4

Warranty

4.1

The OMNITEK warrants that the Products will conform to the specifications set forth in associated documentation (sales literature) and according to standards of CNG engines.

4.2

All parts/components supplied by OMNITEK are under warranty for 12 months from the date of completed installation. For additional and detailed warranty policies, please refer to separate “Warranty” document.

Indemnification

5.1

Defense for Infringement: OMNITEK shall indemnify REPRESENTATIVE against any action brought against them on a claim that any product used within the scope of this agreement infringes on any patents, copyrights, license, or other proprietary rights.

6

Breach & Termination

6.1

Upon occurrence of any of the following events, the parties shall be entitled to terminate this Agreement by giving written notice to other party.

6.1.1

Insolvency or bankruptcy of either party,

6.1.2

Assignment of a major part of the assets of either party for the benefit of creditor(s) of such party,

6.1.3

Dissolution or liquidation of either party,

6.1.4

Wind-down of business activities of OMNITEK THAILAND.

6.2

In the event that either party commits a serious breach of any term or condition of this Agreement and fails to remedy or commence to remedy the same within thirty (30) days after receipt of written notice thereof from the other party, such other party may terminate this Agreement by giving a fourteen (14) days written notice to the defaulting party.

6.3

The agreement shall be terminated if both parties have agreed in writing to discontinue the agreement. 6.4 The agreement shall terminate if REPRESENTATIVE does not buy products from OMNITEK valued at least $ 500,000 in the first 24 month.

7

Responsibility of OMNITEK

7.1

Keep and convey updating technology/information to REPRESENTATIVE. 7.2 Provide regularly update price list.

7.3

Price changes to be notified 90 days in advance.

7.4

Provide updated training for REPRESENTATIVE staffs.

7.5

Support on problem solving for special case.

7.6

Maintain product quality and have quality systems in place.

7.7

Service training for REPRESENTATIVE service team by OMNITEK. 7.8 Co-development and support for new engine kits.

8

Responsibility of REPRESENTATIVE

8.1

Assures adequate technical training and proficiency of its technicians throughout Thailand. 8.2 The purchase of sufficient and appropriate diagnostic equipment for its service centers, as needed to diagnose and repair any problems that may arise.

8.3

Has the right and obligation to verify the condition of all parts when a Customer puts forward a Warranty claim and inform OMNITEK immediately of such claim if the part(s) are found to be defective during the warranty period.

8.4

In case of valid warranty claims within the warranty period, the repair or replacement of defective parts will be performed as outlined in the separate Warranty Document.

8.5

REPRESENTATIVE is required to submit adequate warranty documentation with all warranty claims, specifically, original invoice or contract number, date part was sold or put into service, engine number and odometer reading since part or engine has been in use. This information must be supplied at the same time each warranty claim is made.

8.6

REPRESENTATIVE agrees to keep sufficient stock of service items, CNG system parts, to assure uninterrupted operation of the engines in case of defects, warranty claims, scheduled services etc.

8.7

REPRESENTATIVE shall have no authority to create any obligation or liability on behalf of Omnitek.

9

Use of Trademarks: REPRESENTATIVE agrees to use all trademarks owned by Omnitek as approved.

10

Pricing of Goods: REPRESENTATIVE shall have the right to offer the Omnitek products to potential customers at any price, however, PARTIES will attempt to publish a Standardized World-wide Price List for Omnitek products and REPRESENTATIVE will try to adhere to these Standardized Worldwide Prices adjusted for local conditions (Duties, Taxes, Freight, Delivery Charges, etc.).

11

Confidential Information: The Parties recognize, there may be competitors trying to seek information, or opportunity to utilize the products and confidential information of the Parties. The Parties further agree that each has and will continue to develop, compile, and own certain proprietary techniques, trade secrets, customer and supplier lists and other confidential information that have great value in their business (said techniques and information are referred to in this Agreement collectively as “Confidential Information”). Confidential Information includes all information that has or could have commercial value or other utility in the business in which the REPRESENTATIVE or Manufacturer are engaged, or in which they contemplate engaging. It is further recognized that the Parties will have access to each other's Confidential Information. And, in an attempt to prevent abuse of each other's interests;

12

Protection of Confidential Information: The Parties agree to hold in trust and keep confidential and not disclose to any third party or make any use of each other’s Confidential Information, except for their mutual benefit, without the prior written consent.

13

Exceptions: Confidential Information does not include that information which can be established as (a) is generally known and readily available to the applicable trade at the time of disclosure, or which becomes so through no breach of this Agreement, (b) is known to a Party prior to the time of disclosure as evidenced by dated written records, or (c) is received by a Party from independent sources having the right to such information without an obligation of confidence or non-disclosure, and without the information having been solicited or obtained by any use of the Confidential Information.

14

Non-competition: It is agreed by the Parties that neither will compete with the other during the term of this Agreement, and for a period of two (2) years thereafter, except with the express prior written consent of the other Party. Each agrees that it will not, (1) engage in any employment or activity other than in the mutual best interest of the Parties, (2) induce any other to engage in any such competitive employment or activity; or (3) solicit anyone for services similar to those contemplated to be performed by the Parties.

Non-circumvention: The Parties, on behalf of themselves, shareholders, heirs, assignees and designees, acknowledge that each has spent immeasurable time money and effort in the establishment of beneficial relationships between itself and its suppliers, manufacturers, distributors, retailers, wholesalers, and clients (“Contacts"), and therefore agree that during the term of this Agreement, and for a period of two (2) years thereafter, neither will make any contact with, deal with, or otherwise, be involved in any transaction with each other’s Contacts, without the expressed prior written consent of the other Party.

Injunctive Relief: Because a breach of this Agreement may cause either Party irreparable harm for which money is inadequate compensation, it is agreed the Party claiming injury will be entitled to injunctive relief to enforce this Agreement, in addition to damages and other available remedies.

Attorneys' Fees: If any action is necessary to enforce this Agreement, the prevailing party shall be entitled to recover court costs, related expenses and its attorneys' fees.

18

Amendment and Binding Effect: This Agreement may not be amended except by an instrument in writing signed by both Parties. This Agreement shall be binding on the heirs, executors, administrators, and other legal representative of each party and is for the benefit of the Parties and their successors and assignees.

19

Governing Law: This Agreement shall be governed by the laws of the State of California, USA, or Thailand.

The Parties shall attempt to amicably resolve all disputes or differences arising out of this Agreement. If amicable settlement cannot be reached, all disputes or differences arising out of or in connection with this Agreement shall be finally and exclusively resolved in accordance with the Rules of Arbitration of the International Chamber of Commerce, which award shall be final and binding on the Parties. The Court of Arbitration shall be formed by one (1) impartial arbitrator appointed in accordance with said rules. The arbitrator shall have the power to rule on his/her own competence and on the validity of the Agreement to submit to arbitration. Venue of arbitration can be in California, USA, or Bangkok, Thailand. Notwithstanding the foregoing, either Party may seek injunctive relief from a court of competent jurisdiction in the event of a breach of this Agreement. The cost of arbitration shall be the responsibility of each party.

20

Entire Agreement: This Agreement expresses the entire understanding of the Parties about the described subject matter, and supersedes any and all other written or oral agreements.

21

Cumulative Remedies: Each and all of the several rights and remedies provided for in this Agreement shall be cumulative. No one right or remedy shall be exclusive of the others or of any right or remedy allowed in law or in equity. No waiver or indulgence by a Party of any failure by the other Party to keep or perform any promise or condition of this Agreement shall be a waiver of any preceding or succeeding breach of the same or any other promise or condition. No waiver by either of any right shall be construed as a waiver of any other right.

Severability: If a court finds any provision of this Agreement invalid or unenforceable as applied to any circumstance, the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as best to effect the intent of the Parties hereto. The Parties further agree to replace any such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, and other purposes of the void or unenforceable provision.

Termination: Either Party may terminate for Cause upon sixty (60) business days notice, after it has provided the other Party a sixty (60) day period with which to cure any alleged breach of this Agreement. If the breach has not been cured at the end of the (60) day "cure" period, the Party claiming damage may then finalize the termination upon five (5) business days notice.

Notice. All notices shall be in writing and mailed with proof of delivery to the following addresses:

Omnitek Engineering, Corp.

Omnitek Engineering Thailand Co., Ltd.

1945 S. Rancho Santa Fe Road

599/1 Rimtangrotfai-Chongnonsri Rd.

San Marcos, CA 92078

Klong Toey, Bangkok 10110

USA

Thailand

Tel. (1) 760-591-0089

Tel. (66) 022402080

Fax. (1) 760-591-0880

Fax. (66) 022402083

IN WITNESS WHEREOF, the parties hereto have individually and by their duly authorized representatives executed and delivered this Agreement, to be effective as of the date first written above.

AGREED TO AND ACCEPTED BY:

by: /s/ Werner Funk

Print: Werner Funk

Omnitek Engineering, Corp.

AND

by: /s/ K Too

Print: K Too

Omnitek Engineering Thailand Co. Ltd.